Exhibit (h)(8)(A)

EXHIBIT A

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of September 18, 2024, among The Advisors’ Inner Circle Fund and the The Advisors’ Inner Circle Fund II, on behalf of themselves and their separate series listed on Schedule A (each, an “Acquiring Fund”), severally and not jointly, and each Acquired Fund(s), severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”), listed on Schedule B.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, to the extent consistent with the Acquired Mutual Fund’s registration statement, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than [   ]% of the Acquired Mutual Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any directors or trustees, officers, employees and agents (collectively, the “Acquired Fund Parties”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund of any material provision of this Agreement or the Rule or an Acquiring Fund’s (or its agents’ or delegates’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, no Acquiring Fund shall be liable with respect to any Losses to which an Acquired Fund Party would otherwise be subject by reason of an Acquired Party’s willful misfeasance, bad faith or gross negligence in the performance of such Acquired Party’s obligations or duties under this Agreement or the Rule.

(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any directors or trustees, officers, employees and agents (“collectively, the “Acquiring Fund Parties”), against and from any Claims asserted against the Acquiring Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund of any material provision of this Agreement or the Rule or an Acquired Fund’s (or its agents’ or delegates’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, no Acquired Fund shall be liable with respect to any Losses to which an Acquiring Fund Party would otherwise be subject by reason of an Acquiring Party’s willful misfeasance, bad faith or gross negligence in the performance of such Acquiring Party’s obligations or duties under this Agreement or the Rule.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

The Advisors’ Inner Circle Fund c/o SEI Investments, Compliance Department One Freedom Valley Drive, Oaks, PA 19456 Email: LegalFundComp@seic.com	Peter Davidson Vice President and Secretary TCW ETF Trust 515 South Flower Street Los Angeles, CA 90071 Email: peter.davidson@tcw.com

With a copy to:

The Advisors’ Inner Circle Fund

Attn: Legal Dept.

One Freedom Valley Drive, Oaks, PA 19456

Email: mmaher@seic.com

6.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon [60] days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedules A and B, respectively, only by a writing that is signed by each affected party.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquired Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TCW ETF Trust

/s/ Peter Davidson
Peter Davidson
Vice President and Secretary

The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, On Behalf of Their Series Listed on Schedule A

/s/ Matthew M. Maher
Matthew M. Maher
Secretary and Vice President

SCHEDULE A

Acquiring Funds

Registrant

The Advisors’ Inner Circle Fund

Series:

Registrant

The Advisors’ Inner Circle Fund II

Series:

3Edge Dynamic Fixed Income ETF

3Edge Dynamic Hard Assets ETF

3Edge Dynamic International Equity ETF

3Edge Dynamic US Equity ETF

SCHEDULE B

Acquired Funds

TCW ETF Trust (all series)